Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. and Plains GP Holdings Announce Appointment of New Board Member

HOUSTON – January 8, 2020 – Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that Lawrence Ziemba has been appointed to serve as an independent member of the Board of Directors of PAA GP Holdings LLC (“GP Holdings”). The GP Holdings Board has responsibility for managing the business and affairs of PAA and PAGP.

“We are pleased to welcome Larry, and to add his extensive operating and downstream perspective to our board,” said CEO Willie Chiang. “With approximately 40 years of experience in the energy sector, Larry has a wealth of operations, technical, and project management expertise. Coupled with his keen business sense and solid understanding of strategic positioning in the energy space, we feel fortunate to add such a talented and capable individual to our Board.”

Mr. Ziemba served as Executive Vice President, Refining, and a member of the Executive Committee, of Phillips 66 from May 2012 until his retirement in December 2017. From 2001 to May 2012, he served in various downstream positions with ConocoPhillips, including as President, Global Refining and as a member of the Executive Committee. He also held various positions of increasing responsibility with Unocal/Tosco/Phillips Petroleum Company from 1977 to 2001, and he has served in a leadership capacity with several industry groups, including as Chairman of the AFPM (American Fuels and Petrochemical Manufacturers), Vice Chairman of the API (American Petroleum Institute) Downstream Committee and a member of the Western States Petroleum Association Board.

PAA and PAGP also confirmed that the following previously announced changes to the GP Holdings’ Board became effective as of January 1, 2020:

•	The creation of a strong lead director role and the appointment of Bobby Shackouls to such role (with Mr. Shackouls continuing to serve as chair of the Governance Committee);
•	The retirement of Mr. Armstrong as Chairman of the Board, and the extension of his term as a Director for two years until December 31, 2021;
•	The appointment of Mr. Chiang to serve as Chairman of the Board, while continuing to serve as CEO; and
•	The appointment of Victor Burk to serve as chair of the Audit Committee, succeeding Everardo Goyanes who continues to serve as a Director and member of the Audit Committee.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids ("NGL"), and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contact:

Brett Magill

Director, Investor Relations

(866) 809-1291

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